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                                                                      EXHIBIT 15

May 7, 2004

To the Board of Directors of First Community Bancshares, Inc.

We are aware of the incorporation by reference in the Registration Statements pertaining to the CommonWealth Bank Amended and Restated Stock Option Plan (Form S-8, No. 333-106338), the 2001 Directors Stock Option Plan (Form S-8, No. 333-75222), the 1999 Stock Option Plan (Form S-8, No. 333-31338) and the Employee Stock Ownership and Savings Plan (Form S-8, No. 63865) of First Community Bancshares, Inc. relating to the unaudited consolidated interim financial statements of First Community Bancshares, Inc. that are included in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.


/s/ Ernst & Young LLP

Charleston, West Virginia




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